CERTIFICATE

The undersigned hereby certifies that he is the Principal Accounting Officer of CPG Carlyle Private Equity Fund, LLC, CPG Carlyle Private Equity Master Fund, LLC and CPG Alternative Strategies Fund, LLC, each a limited liability company organized under the laws of the State of Delaware (the "Funds"); that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Directors of each Fund on June 13, 2014, at which meeting a quorum was at all times present and acting; and that said resolutions are in full force and effect:

RESOLVED, that it is the determination of the Directors at this meeting, including a majority of the Independent Directors, that a joint fidelity bond providing at least $1,500,000 in coverage and comparable, in the judgment of Central Park Group, LLC, to the Funds' existing joint fidelity bond in terms of coverage and the quality of the insurance company provider thereof, insuring the Fund for covered acts or omissions of the respective Directors and officers of the Fund and the officers and employees of the Fund's investment adviser and manager in accordance with the requirements of Rule 17g-1 under the 1940 Act is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund's portfolio, the identity of the other parties named as insured parties under said bond, and the nature of the business activities of such other parties; provided that the aggregate premium for the joint fidelity bond shall not exceed 125% of the aggregate premium for the existing joint fidelity bond unless the Directors shall have specifically consented thereto; and it was further

RESOLVED, that the Directors, including a majority of the Independent Directors, hereby approve the payment by the Fund of the portion of the premium, for coverage under the joint insured fidelity bond having given due consideration to all relevant factors including, but not limited to, the identity of the other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of the joint insured bond, the amount of the premium for such bond, the ratable allocation of the premium between the parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained its own insured bond; and it was further

RESOLVED, that Central Park Advisers, LLC hereby is authorized to cause the Fund to pay its ratable allocation of the total annual premium payable with respect to the fidelity bond referred to in the preceding resolution; and it was further

RESOLVED, that Central Park Advisers, LLC hereby is authorized, empowered and directed to execute and deliver the Joint Insured Fidelity Bond Agreement, in substantially the form contained in the meeting materials, with such non-material additions thereto, deletions therefrom and changes therein as Central Park Advisers, LLC shall deem necessary or appropriate, such determination to be conclusively evidenced by the execution and delivery of said Agreement; and it was further

RESOLVED, that Central Park Advisers, LLC hereby is designated as the party responsible for making all filings with the SEC and giving all notices on behalf of the Fund with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it was further

RESOLVED, that the actions taken by the Fund's investment adviser in respect of the matters referred to in the preceding resolutions hereby are ratified, adopted and confirmed in all respects; and it was further

RESOLVED, that Central Park Group, LLC hereby is authorized to cause additional funds sponsored by Central Park Group, LLC or Central Park Advisers, LLC to be named as joint insureds under the aforementioned Agreement.

Dated this 1st day of October 2014.

/s/ Michael Mascis
Michael Mascis
Principal Accounting Officer